Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

CROWN CASTLE INTERNATIONAL CORP.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Crown Caste International Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.       That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Company’s Amended and Restated Certificate of Incorporation, as heretofore amended and in effect (the “Charter”), the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of a series of one million (1,000,000) shares of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Series A Participating Cumulative Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on August 21, 1998, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Participating Cumulative Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”), which was thereafter amended by the Amended Certificate of Designation of Series A Participating Cumulative Preferred Stock filed in the office of the Secretary of State on August 2, 2000.

2.       That no shares of said Series A Participating Cumulative Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation, as amended.

3.       That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS by resolution of the Board and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on August 21, 1998, the Company authorized the issuance of a series of one million (1,000,000) shares of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Series A Participating Cumulative Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, which Certificate of Designation was thereafter amended by the Amended Certificate of Designation of Series A Participating Cumulative Preferred Stock filed in the office of the Secretary of State on August 2, 2000;

WHEREAS, as of the date hereof, no shares of such Series A Participating Cumulative Preferred Stock are outstanding and no additional shares of such Series A Participating Cumulative Preferred Stock will be issued subject to such Certificate of Designation, as so amended; and

WHEREAS, it is desirable that all matters set forth in such Certificate of Designation, as so amended, with respect to such Series A Participating Cumulative Preferred Stock be eliminated from the Company’s Charter;

NOW THEREFORE, BE IT RESOLVED, that all matters set forth in such Certificate of Designation, as so amended, with respect to such Series A Participating Cumulative Preferred Stock be eliminated from the Company’s Charter;

FURTHER RESOLVED, that (i) the President and Chief Executive Officer, (ii) any Executive Vice President or (iii) the Senior Vice President, Chief Financial Officer and Treasurer, in each case of the Company, be, and each of them acting individually hereby is, authorized and empowered, in the name and on behalf of the Company, to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in such Certificate of Designation, as so amended, with respect to such Series A Participating Cumulative Preferred Stock shall be eliminated from the Company’s Charter, as heretofore amended.

4.       That, accordingly, all matters set forth in the Certificate of Designation, as amended, with respect to the Series A Participating Cumulative Preferred Stock be, and hereby are, eliminated from the Company’s Charter.

[Signature Page Follows]

IN WITNESS WHEREOF, Crown Castle International Corp. has caused this Certificate to be executed by its duly authorized officer effective as of the 25th day of October, 2013.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name: E. Blake Hawk
Title: Executive Vice President and General Counsel

[Signature Page to Series A Participating Cumulative Preferred Stock Certificate of Elimination]